Exhibit 99.1

Tel-Instrument Electronics Corp. Mourns the Passing of Donald S. Bab, General Counsel and Board Secretary

EAST RUTHERFORD, N.J.--(BUSINESS WIRE)--January 9, 2012--Tel-Instrument Electronics Corp. (NYSE AMEX: TIK) announced the passing of Donald S. Bab, its General Counsel and Secretary, at the age of 76. Mr. Bab has provided legal assistance to the Company since 1982.

Speaking on behalf of the Board of Directors, Chairman Robert Walker, said, "It is with deep sorrow that we announce Don’s passing. Don has provided invaluable guidance to the Board for the last 29 years and was a true professional who combined encyclopedic legal knowledge with great common sense. Don was instrumental in the purchase of Tel Instrument in 1982 and in moving the Company to the NYSE Amex stock exchange. In addition to his many professional achievements, Don was an even better husband and father. We extend our deepest sympathies and prayers to Don’s wife, Ryna, their two children Andrew and Emily, and the entire Bab extended family. He will be greatly missed by all who knew him.”

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

CONTACT:
Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com